Exhibit 4.5

DESCRIPTION OF SECURITIES

A.	Common Stock, $0.01 par value per share

As of December 31, 2019, the authorized common stock of Capitala Finance Corp. (the “Company,” “we,” “our” or “us”) consisted of 100,000,000 shares of stock, par value $0.01 per share. Our common stock is quoted on The Nasdaq Global Select Market under the ticker symbol “CPTA.” There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.

Under our charter, our board of directors is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock without obtaining stockholder approval. As permitted by the Maryland General Corporation Law, our charter provides that the board of directors, without any action by our stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

All shares of our common stock have equal rights as to earnings, assets, voting and distributions and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Shares of our common stock have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws

The Maryland General Corporation Law and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classified Board of Directors

Our board of directors is divided into three classes of directors serving staggered three-year terms. The terms of the first, second and third classes will expire at the annual meeting of stockholders held in 2020, 2021 and 2022, respectively, and in each case, those directors will serve until their successors are duly elected and qualify. Upon expiration of their current terms, directors of each class will be elected to serve for three-year terms until their successors are duly elected and qualify and each year one class of directors will be elected by the stockholders. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of our management and policies.

Election of Directors

Our bylaws provide that the affirmative vote of the holders of a plurality of the outstanding shares of stock, entitled to vote in the election of directors cast at a meeting of stockholders duly called and at which a quorum is present, will be required to elect a director. Pursuant to our charter, our board of directors may amend the bylaws to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than one nor more than nine. Our charter provides that, at such time as we have at least three independent directors and our common stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we elect to be subject to the provision of Subtitle 8 of Title 3 of the Maryland General Corporation Law regarding the filling of vacancies on the board of directors. Accordingly, at such time, except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the Investment Company Act of 1940, as amended (the “1940 Act”).

Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the Maryland General Corporation Law, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for stockholder action by less than unanimous written consent, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the board of directors or (3) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our charter also provides that certain charter amendments, any proposal for our conversion, whether by charter amendment, merger or otherwise, from a closed-end company to an open-end company or any proposal for our liquidation or dissolution requires the approval of the stockholders entitled to cast at least 80% of the votes entitled to be cast on such matter. However, if such amendment or proposal is approved by a majority of our continuing directors (in addition to approval by our board of directors), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter. The “continuing directors” are defined in our charter as (1) our current directors, (2) those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of our current directors then on the board of directors or (3) any successor directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors or the successor continuing directors then in office. In any event, in accordance with the requirements of the 1940 Act, any amendment or proposal that would have the effect of changing the nature of our business so as to cause us to cease to be, or to withdraw our election as, a business development company would be required to be approved by a majority of our outstanding voting securities, as defined under the 1940 Act.

Our charter and bylaws provide that the board of directors will have the exclusive power to adopt, alter, amend or repeal any provision of our bylaws.

No Appraisal Rights

Except with respect to appraisal rights arising in connection with the Control Share Act discussed below, as permitted by the Maryland General Corporation Law, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of the board of directors shall determine such rights apply.

Control Share Acquisitions

The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter (the “Control Share Act”). Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, the SEC staff has taken the position that, under the 1940 Act, an investment company may not avail itself of the Control Share Act. As a result, we will amend our bylaws to be subject to the Control Share Act only if the Board of Directors determines that it would be in our best interests and if the SEC staff does not object to our determination that our being subject to the Control Share Act does not conflict with the 1940 Act.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder (the “Business Combination Act”). These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which the stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution may be altered or repealed in whole or in part at any time; however, our board of directors will adopt resolutions so as to make us subject to the provisions of the Business Combination Act only if the board of directors determines that it would be in our best interests and if the SEC staff does not object to our determination that our being subject to the Business Combination Act does not conflict with the 1940 Act. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Conflict with 1940 Act

Our bylaws provide that, if and to the extent that any provision of the Maryland General Corporation Law, including the Control Share Act (if we amend our bylaws to be subject to such Act) and the Business Combination Act, or any provision of our charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

B.	Debt Securities –6.00% Notes due 2022

On May 16, 2017, we issued $70.0 million in aggregate principal amount of 6.0% fixed-rate notes due May 31, 2022 (the “2022 Notes”). On May 25, 2017, we issued an additional $5.0 million in aggregate principal amount of the 2022 Notes pursuant to a partial exercise of the underwriters’ overallotment option. The 2022 Notes will mature on May 31, 2022, and may be redeemed in whole or in part at any time or from time to time at our option on or after May 31, 2019 at a redemption price equal to 100% of the outstanding principal, plus accrued and unpaid interest. Interest is payable quarterly. The 2022 Notes are listed on the NASDAQ Global Select Market under the trading symbol “CPTAL” with a par value $25.00 per share.

The 2022 Notes were issued under that certain indenture, dated June 16, 2014 (the “Base Indenture”), by and between the Company and U.S. Bank National Association (the “Trustee”), as supplemented by the second supplemental indenture dated as of May 16, 2017 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “2022 Notes Indenture”), between the Company and the Trustee.

The 2022 Notes Indenture provides that debt securities may be issued thereunder from time to time in one or more series. The 2022 Notes Indenture and the 2022 Notes are governed by, and construed in accordance with, the laws of the State of New York. The 2022 Notes Indenture does not limit the amount of debt securities that we may issue under the 2022 Notes Indenture. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold.

The 2022 Notes are the Company’s direct unsecured obligations and rank:

•	pari passu in right of payment with the Company’s future unsecured unsubordinated indebtedness, including the 2022 Convertible Notes (as defined below);

•	senior to any of the Company’s future indebtedness that expressly states it is subordinated in right of payment to the 2022 Notes,

•	effectively subordinated in right of payment to all of the Company’s existing and future secured indebtedness (including indebtedness that is initially unsecured, but to which the Company subsequently grant security) to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other obligations of any of the Company’s subsidiaries, financing vehicles, or similar facilities.

The 2022 Notes may be redeemed in whole or in part at any time or from time to time at our option on or after May 31, 2019, upon not less than 30 days’ nor more than 60 days’ written notice by mail prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount thereof plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to but not including the date fixed for redemption. A holder may be prevented from exchanging or transferring the 2022 Notes when they are subject to redemption. In case any 2022 Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such 2022 Note, a holder will receive, without a charge, a new 2022 Note or 2022 Notes of authorized denominations representing the principal amount of such holders remaining unredeemed Notes. Any exercise of our option to redeem the 2022 Notes will be done in compliance with the 1940 Act and the related rules, regulations and interpretations, to the extent applicable. If we redeem only some of the 2022 Notes, the Trustee or the Depositary Trust Company (“DTC”), as applicable, will determine the method for selection of the particular Notes to be redeemed, in accordance with the indenture and the 1940 Act and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the 2022 Notes called for redemption.

As required by federal law for all bonds and notes of companies that are publicly offered in the United States, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee on a holders behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The Trustee with respect to the 2022 Notes has two main roles. First, the Trustee can enforce a holder’s rights against us if we default under the applicable Notes. There are some limitations on the extent to which the Trustee acts on a holder’s behalf, see “Events of Default” for more information. Second, the Trustee performs certain administrative duties for us, such as sending interest and principal payments to holders of the 2022 Notes.

General

For purposes of this description, any reference to the payment of principal of, or premium or interest, if any, on, the 2022 Notes will include additional amounts if required by the terms of the 2022 Notes.

The 2022 Notes Indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the 2022 Notes Indenture, when a single trustee is acting for all debt securities issued thereunder, are called the “indenture securities.” The 2022 Notes Indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” below. At a time when two or more trustees are acting under the 2022 Notes Indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the 2022 Notes Indenture, the powers and trust obligations of each trustee described in this description will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the 2022 Notes Indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The 2022 Notes Indenture does not contain any provisions that give a holder protection in the event we issue a large amount of debt or we are acquired by another entity.

Global Securities

The 2022 Notes were issued as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form is represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. DTC is the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the debt securities to be registered in its name and cannot obtain certificates for its interest in the debt securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to its own bank or broker for payments on the debt securities and protection of its legal rights relating to the debt securities, as we describe under “Issuance of Securities in Registered Form” above;

•	an investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge its interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the Trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the Trustee also do not supervise the depositary in any way;

•	if we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series;

•	an investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the applicable trustee;

•	DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. A holder’s broker or bank may also require a holder to use immediately available funds when purchasing or selling interests in a global security; and

•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security Will Be Terminated

In a few special situations, a global security will be terminated and interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on the 2022 Notes so long as they are represented by a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “Global Securities.”

Payment When Offices Are Closed

If any payment is due on the 2022 Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the 2022 Notes Indenture as if they were made on the original due date, except as otherwise indicated in this description. Such payment will not result in a default under the 2022 Notes or the 2022 Notes Indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Events of Default under the 2022 Notes

A holder will have rights if an Event of Default occurs in respect of the 2022 Notes and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the 2022 Notes means any of the following:

•	we do not pay the principal of, or any premium on, any 2022 Notes when due and payable;

•	we do not pay interest on any 2022 Notes when due and such default is not cured within 30 days;

•	we remain in breach of any other covenant with respect to the 2022 Notes for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of at least 25% of the principal amount of the 2022 Notes;

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and in the case of certain orders or decrees entered against us under bankruptcy law, such order or decree remains undischarged or unstayed for a period of 60 days; and

•	on the last business day of each of twenty-four consecutive calendar months, the 2022 Notes have the asset coverage, as defined in the 1940 Act, of less than 100% after giving effect to any exemptive relief granted to us by the SEC;

An Event of Default for the 2022 Notes does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The Trustee may withhold notice to the holders of the 2022 Notes of any default, except in the payment of principal or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, the Trustee or the holders of not less than 25% in principal amount of the 2022 Notes may declare the entire principal amount of all the 2022 Notes to be due and immediately payable. This is called a declaration of acceleration of maturity. In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the 2022 Notes if (1) we have deposited with the Trustee all amounts due and owing with respect to the 2022 Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (2) any other Events of Default have been cured or waived.

The Trustee is not required to take any action under the 2022 Notes Indenture at the request of any holders unless the holders offer the Trustee protection from expenses and liability reasonably satisfactory to it (called an “indemnity”). If indemnity reasonably satisfactory to the Trustee is provided, the holders of a majority in principal amount of the 2022 Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. The Trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before a holder is allowed to bypass the Trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to the 2022 Notes, the following must occur:

•	it must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•	the holders of at least 25% in principal amount of all the 2022 Notes must make a written request that the Trustee take action because of the default and must offer the Trustee indemnity, security, or both reasonably satisfactory to it the Trustee against the cost, expenses, and other liabilities of taking that action;

•	the Trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity and/or security; and

•	the holders of a majority in principal amount of the 2022 Notes must not have given the Trustee a direction inconsistent with the above notice during that 60-day period.

However, a holder is entitled at any time to bring a lawsuit for the payment of money due on its 2022 Notes on or after the due date.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to the Trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the 2022 Notes Indenture and the 2022 Notes, or else specifying any default.

Waiver of Default

The holders of a majority in principal amount of the 2022 Notes may waive any past defaults other than a default than:

•	in the payment of principal or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Merger or Consolidation

Under the terms of the 2022 Notes Indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	where we merge out of existence or convey or transfer our assets substantially as an entirety, the resulting entity must agree to be legally responsible for our obligations under the 2022 Notes;

•	the merger or sale of assets must not cause a default on the 2022 Notes and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded;

•	we must deliver certain certificates and documents to the Trustee; and

Modification or Waiver

There are three types of changes we can make to the 2022 Notes Indenture and the 2022 Notes issued thereunder.

Changes Requiring Approval

First, there are changes that we cannot make to the 2022 Notes without specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on the 2022 Notes;

•	reduce any amounts due on the 2022 Notes;

•	reduce the amount of principal payable upon acceleration of the maturity of a 2022 Note following a default;

•	change the place or currency of payment on a Note;

•	impair the right to sue for payment;

•	reduce the percentage of holders of 2022 Notes whose consent is needed to modify or amend the 2022 Notes Indenture; and

•	reduce the percentage of holders of 2022 Notes whose consent is needed to waive compliance with certain provisions of the 2022 Notes Indenture or to waive certain defaults.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the 2022 Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the 2022 Notes in any material respect.

Changes Requiring Majority Approval

Any other change to the 2022 Notes Indenture and the 2022 Notes would require the following approval:

•	if the change affects only the 2022 Notes, it must be approved by the holders of a majority in principal amount of the 2022 Notes; and

•	if the change affects more than one series of debt securities issued under the same 2022 Notes Indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

The holders of a majority in principal amount of all of the series of debt securities issued under the 2022 Notes Indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in the 2022 Notes Indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “— Changes Requiring Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to the 2022 Notes:

The 2022 Notes will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. The 2022 Notes will also not be eligible to vote if they have been fully defeased as described later under “— Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the 2022 Notes that are entitled to vote or take other action under the 2022 Notes Indenture. However, the record date may not be more than 30 days before the date of the first solicitation of holders to vote on or take such action. If we set a record date for a vote or other action to be taken by holders of the 2022 Notes, that vote or action may be taken only by persons who are holders of the 2022 Notes on the record date and must be taken within eleven months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the 2022 Notes Indenture or the 2022 Notes or request a waiver.

Defeasance

The following defeasance provisions will be applicable to the 2022 Notes. “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the 2022 Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the 2022 Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain of the restrictive covenants under the 2022 Notes Indenture relating to the 2022 Notes. The consequences to the holders of the 2022 Notes is that, while they no longer benefit from those restrictive covenants under the 2022 Notes Indenture, and while the 2022 Notes may not be accelerated for any reason, the holders of 2022 Notes nonetheless are guaranteed to receive the principal and interest owed to them.

Covenant Defeasance

Under current U.S. federal tax law and the 2022 Notes Indenture, we can make the deposit described below and be released from some of the restrictive covenants in the 2022 Notes Indenture under which the 2022 Notes were issued. This is called “covenant defeasance.” In that event, a holder would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the 2022 Notes. In order to achieve covenant defeasance, we must do the following:

•	Since the 2022 Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the 2022 Notes a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the 2022 Notes on their various due dates;

•	we must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing a holder to be taxed on the 2022 Notes any differently than if we did not make the deposit;

•	we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with;

•	defeasance must not result in a breach or violation of, or result in a default under, the 2022 Notes Indenture or any of our other material agreements or instruments; and

•	no default or event of default with respect to the 2022 Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we accomplish covenant defeasance, a holder can still look to us for repayment of the 2022 Notes if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the 2022 Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the default, a holder may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the 2022 Notes (called “full defeasance”) if we put in place the following other arrangements for a holder to be repaid:

•	Since the 2022 Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the 2022 Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the 2022 Notes on their various due dates;

•	we must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or a U.S. Internal Revenue Service ruling that allows us to make the above deposit without causing a holder to be taxed on the 2022 Notes any differently than if we did not make the deposit. Under current U.S. federal tax law the deposit and our legal release from the 2022 Notes would be treated as though we paid the appropriate share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for the 2022 Notes and a holder would recognize gain or loss on the 2022 Notes at the time of the deposit;

•	we must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with;

•	defeasance must not result in a breach or violation of, or constitute a default under, of the 2022 Notes Indenture or any of our other material agreements or instruments; and

•	no default or event of default with respect to the 2022 Notes shall have occurred and be continuing and no defaults or events of default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we ever did accomplish full defeasance, as described above, a holder would have to rely solely on the trust deposit for repayment of the 2022 Notes. A holder could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Form, Exchange and Transfer of Certificated Registered Securities

If registered 2022 Notes cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form;

•	without interest coupons; and

•	unless we indicate otherwise, in denominations of $25 and amounts that are multiples of $25.

Holders may exchange their certificated securities for 2022 Notes of smaller denominations or combined into fewer 2022 Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.

Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering 2022 Notes in the names of holders transferring 2022 Notes. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If we redeem any of the 2022 Notes, we may block the transfer or exchange of those 2022 Notes selected for redemption during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated 2022 Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any 2022 Notes that will be partially redeemed.

If a registered Note is issued in book-entry form, only the depositary will be entitled to transfer and exchange the Note as described in this subsection, since it will be the sole holder of the Note.

Resignation of Trustee

The trustee may resign or be removed with respect to the 2022 Notes provided that a successor trustee is appointed to act with respect to the 2022 Notes. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the 2022 Notes Indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions — Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Senior Indebtedness (as defined below), but our obligation to a holder to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities, upon our dissolution, winding up, liquidation or reorganization before all Senior Indebtedness is paid in full, the payment or distribution received by the trustee in respect of such subordinated debt securities or by the holders of any of such subordinated debt securities must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities or the holders of any indenture securities that are not Senior Indebtedness. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.

Senior Indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

•	our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed, that we have designated as “Senior Indebtedness” for purposes of the indenture and in accordance with the terms of the indenture (including any indenture securities designated as Senior Indebtedness), and

•	renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our Senior Indebtedness and of our other Indebtedness outstanding as of a recent date.

C.	Debt Securities –5.75% Convertible Notes due 2022

On May 26, 2017, we issued $50.0 million in aggregate principal amount of 5.75% fixed-rate convertible notes due on May 31, 2022 (the “2022 Convertible Notes”). On June 26, 2017, we issued an additional $2.1 million in aggregate principal amount of the 2022 Convertible Notes pursuant to a partial exercise of the underwriters’ overallotment option. Interest is payable quarterly. The 2022 Convertible Notes are listed on the NASDAQ Capital Market under the trading symbol “CPTAG” with a par value $25.00 per share.

The 2022 Convertible Notes were issued under the Base Indenture, as supplemented by the third supplemental indenture dated as of May 26, 2017 (the “Third Supplemental Indenture” and, together the Base Indenture, the “2022 Convertible Notes Indenture”), between the Company and the Trustee.

The 2022 Convertible Notes Indenture provides that the 2022 Convertible Notes may be issued thereunder from time to time in one or more series. The 2022 Convertible Notes Indenture and the 2022 Convertible Notes are governed by, and construed in accordance with, the laws of the State of New York. The 2022 Convertible Notes Indenture does not limit the amount of 2022 Convertible Notes that we may issue under the 2022 Convertible Notes Indenture. We may, without the consent of the holders of the debt securities of any series, issue additional debt securities ranking equally with, and otherwise similar in all respects to, the debt securities of the series so that those additional debt securities will be consolidated and form a single series with the debt securities of the series previously offered and sold.

The Convertible 2022 Notes are the Company’s direct unsecured obligations and rank:

•	pari passu in right of payment with the Company’s future unsecured unsubordinated indebtedness, including the 2022 Notes;

•	senior to any of the Company’s future indebtedness that expressly states it is subordinated in right of payment to the 2022 Notes,

•	effectively subordinated in right of payment to all of the Company’s existing and future secured indebtedness (including indebtedness that is initially unsecured, but to which the Company subsequently grant security) to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to all existing and future indebtedness and other obligations of any of the Company’s subsidiaries, financing vehicles, or similar facilities.

As required by federal law for all bonds and notes of companies that are publicly offered in the United States, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee on a holder’s behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The Trustee with respect to the 2022 Convertible Notes has two main roles. First, the Trustee can enforce a holder’s rights against us if we default under the 2022 Convertible Notes. There are some limitations on the extent to which the Trustee acts on a holder’s behalf, see “Events of Default” for more information. Second, the Trustee performs certain administrative duties for us, such as sending interest and principal payments to holders of the 2022 Convertible Notes.

General

For purposes of this description, any reference to the payment of principal of, or premium or interest, if any, on, the 2022 Convertible Notes will include additional amounts if required by the terms of the 2022 Convertible Notes.

The 2022 Convertible Notes Indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the 2022 Convertible Notes Indenture, when a single trustee is acting for all debt securities issued thereunder, are called the “indenture securities.” The 2022 Convertible Notes also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. At a time when two or more trustees are acting under the 2022 Convertible Notes Indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the 2022 Convertible Notes Indenture, the powers and trust obligations of each trustee described in this description will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the 2022 Convertible Notes Indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The 2022 Convertible Notes Indenture does not contain any provisions that give a holder protection in the event we issue a large amount of debt or we are acquired by another entity.

Cancellation and Repurchase

We will cause all 2022 Convertible Notes surrendered for payment, registration of transfer or exchange or conversion, if surrendered to any person other than the Trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the Trustee for cancellation. All 2022 Convertible Notes delivered to the Trustee will be cancelled by the Trustee in accordance with its customary procedures. No 2022 Convertible Notes will be authenticated in exchange for any 2022 Convertible Notes cancelled as provided in the indenture. Any 2022 Convertible Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such 2022 Convertible Notes are surrendered to us), repurchase the 2022 Convertible Notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. Any 2022 Convertible Notes repurchased by us may, at our option, be surrendered to the Trustee for cancellation.

Payments on the 2022 Convertible Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of, and interest on, the 2022 Convertible Notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated 2022 Convertible Notes at the office or agency designated by us for that purpose. We have initially designated the Trustee as our paying agent and registrar and its agency in New York, New York as a place where 2022 Convertible Notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the 2022 Convertible Notes, and we may act as paying agent or registrar. Interest on certificated 2022 Convertible Notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these 2022 Convertible Notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant regular record date (as defined below), by wire transfer in immediately available funds to that holder’s account within the United States, which application will remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of 2022 Convertible Notes may transfer or exchange 2022 Convertible Notes at the office of the registrar in accordance with the 2022 Convertible Notes Indenture and the applicable procedures of DTC. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the Trustee or the registrar for any registration of transfer or exchange of 2022 Convertible Notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any Note surrendered for conversion or required repurchase.

The registered holder of a Note will be treated as its owner for all purposes.

Conversion Rights

General

Holders may convert their 2022 Convertible Notes at the conversion rate at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date. The conversion rate is initially 1.5913 shares of our common stock per $25.00 principal amount of 2022 Convertible Notes (equivalent to an initial conversion price of approximately $15.71 per share of our common stock). The conversion rate is subject to adjustment as described below. The Trustee will initially act as the conversion agent, but any shares of our common stock issuable upon conversion will be issued by us directly to the relevant converting holder in accordance with the indenture.

A holder may convert fewer than all of such holder’s 2022 Convertible Notes so long as the 2022 Convertible Notes converted are a multiple of $25.00 principal amount.

If a holder of 2022 Convertible Notes has submitted 2022 Convertible Notes for repurchase upon a fundamental change, the holder may convert those 2022 Convertible Notes only if that holder first withdraws its repurchase notice.

Upon conversion, a holder will not receive any cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of 2022 Convertible Notes. Instead we will pay cash in lieu of any fractional share based on the last reported sale price of our common stock on the conversion date. Our payment and delivery to a holder of shares of our common stock (and any cash in lieu of fractional shares) into which a 2022 Convertible Note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the immediately preceding paragraph, if 2022 Convertible Notes are converted after the close of business on a regular record date for the payment of interest, holders of such 2022 Convertible Notes at the close of business on such regular record date will receive the full amount of interest payable on such 2022 Convertible Notes on the corresponding interest payment date notwithstanding the conversion. 2022 Convertible Notes surrendered for conversion during the period from the close of business on any regular record date to 9:00 a.m. New York City time (the “open of business”) on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the 2022 Convertible Notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts 2022 Convertible Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Conversion Procedures

If a holder holds a beneficial interest in a global note, to convert, it must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which such holder is not entitled and, if required, pay all taxes or duties, if any.

If a holder hold a certificated note, to convert it must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents and, if required, pay all taxes or duties, if any; and

•	if required, pay funds equal to interest payable on the next interest payment date.

We refer to the date a holder complies with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “— Fundamental Change Permits Holders to Require Us to Repurchase 2022 Convertible Notes” with respect to a 2022 Convertible Note, the holder may not surrender that 2022 Convertible Note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the 2022 Convertible Note Indenture. If a holder submits its 2022 Convertible Notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the 2022 Convertible Notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Limitation on Beneficial Ownership

Notwithstanding the foregoing, no holder of 2022 Convertible Notes is entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 5.0% of the shares of our common stock outstanding at such time (the “limitation”). Any purported delivery of shares of our common stock upon conversion of 2022 Convertible Notes will be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than the limitation. If any delivery of shares of our common stock owed to a holder upon conversion of 2022 Convertible Notes is not made, in whole or in part, as a result of the limitation, our obligation to make such delivery will not be extinguished and we will deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 5.0% of the shares of common stock outstanding at such time. The limitation will no longer apply following the effective date of any fundamental change, as defined in “— Fundamental Change Permits Holders to Require Us to Repurchase 2022 Convertible Notes.”

Settlement Upon Conversion

We will deliver to the converting holder in respect of each $25.00 principal amount of 2022 Convertible Notes being converted a number of shares of common stock equal to the conversion rate (plus cash in lieu of fractional shares).

Except as described under “— Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change” and “— Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date.

Each conversion will be deemed to have been effected as to any 2022 Convertible Notes surrendered for conversion on the conversion date. The person in whose name any shares of our common stock will be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date solely for the purpose of receiving or participating in any dividend, distribution, issuance, share split or combination, tender or exchange offer or any other event that would lead to a conversion rate adjustment as described under “— Conversion Rate Adjustments” below.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the 2022 Convertible Notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the 2022 Convertible Notes, in any of the transactions described below without having to convert their 2022 Convertible Notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount of 2022 Convertible Notes held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1

OS0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the effectiveness of such share split or combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or immediately after such effectiveness;

OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or immediately prior to such effectiveness; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) will become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the effectiveness of such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate will be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the issuance date for such distribution, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS0 + X

OS0 + Y

where,

CR0 =     the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =     the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =     the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X     =     the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y     =     the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate will be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate will be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there will be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) will apply;

then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0

SP0 - FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate will be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a Note will receive, in respect of each $25.00 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	FMV + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for the spin-off;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for the spin-off;

FMV =	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of “last reported sale price” set forth below as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last trading day of the valuation period but will be given effect as of the open of business on the ex-dividend date for the spin-off; provided that in respect of any conversion during the valuation period, references in the preceding paragraph with respect to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the conversion date in determining the conversion rate.

(4)	If any cash dividend or distribution is made by us to all or substantially all holders of our common stock, other than a regular, monthly cash dividend that does not exceed the DTA, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0 - DTA
SP0 - C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution;

DTA =	the dividend threshold amount, which will initially be equal to $0.13 per month; provided that if there is not an ex-dividend date for a dividend in any month, the dividend threshold amount may be carried forward by the Company to the next subsequent month and to the extent the aggregate amount of any dividends with an ex-dividend date in such subsequent month is less than $0.26 such difference may be carried forward to the second subsequent month, subject to a maximum dividend threshold amount at any time of $0.39; and

C =	the amount in cash per share we distribute to holders of our common stock.

The initial dividend threshold amount (DTA) is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the dividend threshold amount (DTA) for any adjustment to the conversion rate under this clause (4). If an adjustment is required to be made as set forth in this clause (4) as a result of a distribution that is not a regular monthly dividend, the dividend threshold amount (DTA) will be deemed to be zero. Notwithstanding the foregoing, if at any time regular dividends are distributed other than on a monthly basis, the dividend threshold amount (DTA) shall be appropriately adjusted as set forth in an Officers’ Certificate delivered to the Trustee and shall apply to such regular dividends.

Any increase made under this clause (4) will become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate will be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a Note will receive, for each $25.00 principal amount of 2022 Convertible Notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the trading day immediately following the date such tender or exchange offer expires;

CR1 =	the conversion rate in effect immediately after the open of business on the trading day immediately following the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

0S0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

0S1 =	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires but will be given effect as of the open of business on the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the conversion rate.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its 2022 Convertible Notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “— Settlement Upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

We are permitted to increase the conversion rate of the 2022 Convertible Notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. We will not take any action that would result in an adjustment of the conversion rate, pursuant to the provisions described above, in such a manner as to result in the reduction of the conversion price to less than the par value per share of our common stock.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate.

To the extent that we have a rights plan in effect upon conversion of the 2022 Convertible Notes, a holder will receive, in addition to the shares of common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the 2022 Convertible Notes were first issued;

•	solely for a change in the par value of the common stock or a change in our jurisdiction of incorporation; or

•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. We are no required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, on the conversion date for any 2022 Convertible Notes.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. The last reported sale price will be determined without reference to after-hours trading or extended market trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

“Trading day” means a day on which (i) trading in our common stock generally occurs on The NASDAQ Global Select Market or, if our common stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock is not so listed or traded, “trading day” means a “business day.”

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination or a change solely in par value),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of all or substantially all of our and our subsidiaries’ consolidated assets, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $25.00 principal amount of 2022 Convertible Notes will be changed into a right to convert such principal amount of 2022 Convertible Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, any shares of our common stock that we would have been required to deliver upon conversion of the 2022 Convertible Notes will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the 2022 Convertible Notes will become convertible will be deemed to be the kind and amount of consideration elected to be received by a majority of our common stock voted for such an election (if electing between two types of consideration) or a plurality of our common stock voted for such an election (if electing between more than two types of consideration), as the case may be. If the holders receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $25.00 principal amount of 2022 Convertible Notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “— Adjustment to Shares Due Upon Conversion Upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the relevant conversion date. We are not permitted to become a party to any such transaction unless its terms are consistent with the foregoing in all material respects.

In connection with any adjustment to the conversion rate described above, we will also adjust the initial dividend threshold (as defined under “— Conversion Rate Adjustments”) based on the relative value of shares of common stock comprising the reference property as compared to the value of any non-stock consideration comprising the reference property. If the reference property is composed solely of non-stock consideration, the initial dividend threshold will be zero.

Adjustments of Prices

Whenever any provision of the 2022 Convertible Notes Indenture requires us to calculate the last reported sale prices over a span of multiple days (including the “stock price” (as defined below) for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period when the last reported sale prices are to be calculated.

Adjustment to Shares Delivered Upon Conversion Upon a Make-Whole Fundamental Change

If a “fundamental change” as defined in clauses (1), (2) or (4) below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof (a “make-whole fundamental change”) occurs and a holder elects to convert its 2022 Convertible Notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the 2022 Convertible Notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of 2022 Convertible Notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the 2022 Convertible Notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th calendar day immediately following the effective date of such make-whole fundamental change).

We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the 2022 Convertible Notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the number of additional shares to be received per $25.00 principal amount of 2022 Convertible Notes for each stock price and effective date set forth below:

Effective Stock Price

Effective Date	$13.78	$14.00	$14.50	$15.00	$15.50	$15.71	$16.00	$16.50	$17.00	$17.50	$18.00	$18.50
May 26, 2017	0.2228	0.2040	0.1647	0.1303	0.1003	0.0890	0.0747	0.0532	0.0355	0.0216	0.0113	0.0046
May 31, 2018	0.2228	0.2040	0.1647	0.1303	0.1003	0.0890	0.0747	0.0532	0.0355	0.0216	0.0113	0.0046
May 31, 2019	0.2228	0.2040	0.1647	0.1303	0.1003	0.0890	0.0747	0.0526	0.0347	0.0210	0.0111	0.0046
May 31, 2020	0.2228	0.2040	0.1647	0.1303	0.0981	0.0859	0.0706	0.0483	0.0308	0.0177	0.0088	0.0035
May 31, 2021	0.2228	0.2040	0.1605	0.1194	0.0852	0.0729	0.0577	0.363	0.0207	0.0101	0.0040	0.0013
May 31, 2022	0.2228	0.1934	0.1327	0.0753	0.0215	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $18.50 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•	If the stock price is less than $13.78 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $25.00 principal amount of 2022 Convertible Notes exceed 1.8142, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase 2022 Convertible Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders have the right, at their option, to require us to repurchase for cash any or all of their 2022 Convertible Notes, or any portion of the principal amount thereof that is equal to $25.00 or a multiple of $25.00. The price we are required to pay is equal to 100% of the principal amount of the 2022 Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the 2022 Convertible Notes to be repurchased). The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 business days following the date of our fundamental change notice as described below (and will be subject to postponement by a number of days by which our notice of the fundamental change is delivered to holders beyond the deadline set forth in the fourth immediately succeeding paragraph).

A “fundamental change” will be deemed to have occurred at the time after the 2022 Convertible Notes are originally issued if any of the following occurs:

(1)	a “person or group” within the meaning of Section 13(d) of the Exchange Act, other than us, our subsidiaries and our and their employee benefit plans, has become the direct or indirect beneficial owner of our common equity representing more than 50% of the voting power of our common equity and files a Schedule 13D or Schedule TO or any other schedule, form or report under the Exchange Act disclosing such beneficial ownership;

(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination or a change solely in par value) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction will not be a fundamental change pursuant to this clause (2);

(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)	our common stock (or other common stock underlying the 2022 Convertible Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (2) above will not constitute a fundamental change (even if that transaction is, or those transactions are, also described under another clause above) if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the 2022 Convertible Notes become convertible into such consideration, excluding cash payments for fractional shares.

After any transaction in which our common stock is replaced by the securities of another entity, should one occur, following completion of any related make-whole fundamental change period and any related fundamental change purchase date, references to us in the definition of “fundamental change” above will apply to such other entity instead. In addition, a filing that would otherwise constitute a fundamental change under clause (1) above will not constitute a fundamental change if (x) the filing occurs in connection with a transaction in which we become a wholly-owned subsidiary of an SEC-reporting entity, and for purposes of the conversion provisions herein, our common stock is replaced by the publicly-traded and listed securities of such SEC-reporting company, and (y) no such filing is made or is in effect with respect to common equity representing more than 50% of the voting power of such other company.

On or before the 20th day after the date the fundamental change occurred, we will provide to all holders of the 2022 Convertible Notes and the Trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice will state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate;

•	if applicable, that the 2022 Convertible Notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their 2022 Convertible Notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, a holder must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the 2022 Convertible Notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the 2022 Convertible Notes duly completed, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of a holder’s 2022 Convertible Notes to be delivered for repurchase or if not certificated, the notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of 2022 Convertible Notes to be repurchased, which must be $25.00 or an integral multiple thereof; and

•	that the 2022 Convertible Notes are to be repurchased by us pursuant to the applicable provisions of the 2022 Convertible Notes and the indenture.

If the 2022 Convertible Notes are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal will state:

•	the principal amount of the withdrawn 2022 Convertible Notes;

•	if certificated 2022 Convertible Notes have been issued, the certificate numbers of the withdrawn 2022 Convertible Notes or, if not certificated, the notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice, which must be $25.00 or an integral multiple thereof.

If the 2022 Convertible Notes are not in certificated form, the notice given by each holder must comply with appropriate DTC procedures.

We are required to repurchase the 2022 Convertible Notes surrendered for repurchase in accordance with the 2022 Convertible Notes Indenture on the fundamental change repurchase date, subject to extension if necessary to comply with the provisions of the 1940 Act. Holders will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the 2022 Convertible Notes to the paying agent. If on the fundamental change repurchase date the paying agent holds money sufficient to pay the fundamental change repurchase price of the 2022 Convertible Notes for which holders have surrendered and not withdrawn repurchase notices on the fundamental change repurchase date, then:

•	the 2022 Convertible Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the 2022 Convertible Notes is made or whether or not the 2022 Convertible Notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the 2022 Convertible Notes).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the 2022 Convertible Notes;

in each case, so as to permit the rights and obligations under this “— Fundamental Change Permits Holders to Require Us to Repurchase 2022 Convertible Notes” to be exercised in the time and in the manner specified in the indenture.

No 2022 Convertible Notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the 2022 Convertible Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such 2022 Convertible Notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the 2022 Convertible Notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the 2022 Convertible Notes to require us to repurchase its 2022 Convertible Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the 2022 Convertible Notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. Under our existing credit facility, we would be prohibited from making any such repurchase without consent from the lenders thereunder or a waiver or modification of such requirements. If we fail to repurchase the 2022 Convertible Notes when required following a fundamental change, we will be in default under the 2022 Convertible Notes Indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Events of Default under the 2022 Convertible Notes

A holder has rights if an Event of Default occurs in respect of the 2022 Convertible Notes and is not cured, as described later in this subsection.

(1)	default in any payment of interest on any 2022 Convertible Note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any 2022 Convertible Note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	our failure to comply with our obligation to convert the 2022 Convertible Notes in accordance with the 2022 Convertible Notes Indenture upon exercise of a holder’s conversion right;

(4)	our failure to give a fundamental change notice as described under “— Fundamental Change Permits Holders to Require Us to Repurchase 2022 Convertible Notes”;

(5)	we remain in breach of a covenant in respect of the 2022 Convertible Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the Trustee or holders of at least 25% of the principal amount of the 2022 Convertible Notes);

(6)	our failure to comply with the obligation set forth under “Investment Company Act — Section 18(a)(1)(A) as Modified by Section 61(a)(1)”;

(7)	default by us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act, with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25 million in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or will hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the Trustee or to us and the Trustee by the holders of at least 25.0% in aggregate principal amount of the 2022 Convertible Notes then outstanding;

(8)	(a) we or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act, file for bankruptcy or (b) certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act occur and remain undischarged or unstayed for a period of 60 days; or

(9)	a final judgment for the payment of $25 million or more (excluding any amounts covered by insurance) rendered against us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

Remedies if an Event of Default Occurs

If an Event of Default occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding 2022 Convertible Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders will, declare 100% of the principal of and accrued and unpaid interest, if any, on all the 2022 Convertible Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving the Company, but not any of its subsidiaries, 100% of the principal of and accrued and unpaid interest on the 2022 Convertible Notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

If an event of default occurs and is continuing, the Trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding 2022 Convertible Notes by notice to us and the Trustee, may, and the Trustee at the request of such holders will, declare 100% of the principal of and accrued and unpaid interest, if any, on all the 2022 Convertible Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving us, but not any of our subsidiaries, 100% of the principal of and accrued and unpaid interest on the 2022 Convertible Notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

The provisions described in the paragraph above, however, are subject to the condition that if, at any time after the principal of the 2022 Convertible Notes will have been so declared due and payable, and before any judgment or decree for the payment of the moneys due will have been obtained as provided in the 2022 Convertible Note Indenture, we will pay or deliver, as the case may be, or will deposit with the Trustee an amount of cash and/or shares of common stock sufficient to pay all matured installments of interest upon all the 2022 Convertible Notes, all amounts of consideration due upon the conversion of any and all converted 2022 Convertible Notes, and the principal of any and all 2022 Convertible Notes which will have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the rate or rates, if any, specified in the 2022 Convertible Notes to the date of such payment or deposit) and such amount as will be sufficient to cover all amounts owing to the Trustee and its agents and counsel, and if any and all events of default under the 2022 Convertible Note Indenture, other than the non-payment of the principal of 2022 Convertible Notes which will have become due by acceleration, will have been cured, waived or otherwise remedied as provided in the 2022 Convertible Note Indenture, then and in every such case the holders of a majority in aggregate principal amount of all the 2022 Convertible Notes then outstanding, by written notice to us and to the Trustee, may rescind and annul such declaration and its consequences, but no such rescission and annulment will extend to or will affect any subsequent default or will impair any right consequent on such default.

Notwithstanding the foregoing, the 2022 Convertible Notes Indenture provides that, to the extent we elect, the sole remedy for an event of default relating to our failure to comply with our obligations as set forth under “— Reports” below and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act (which also relate to the provision of reports) will, after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the 2022 Convertible Notes at a rate equal to:

•	0.25% per annum of the principal amount of the 2022 Convertible Notes outstanding for each day during the 90-day period beginning on, and including, the date on which such an event of default first occurs; and

•	0.50% per annum of the principal amount of the 2022 Convertible Notes outstanding for each day during the 90-day period beginning on, and including, the 91st day following, and including, the occurrence of such an event of default during which such event of default is continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the 2022 Convertible Notes. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the 2022 Convertible Notes will be subject to acceleration as provided above. The provisions of the 2022 Convertible Notes Indenture described in this paragraph will not affect the rights of holders of 2022 Convertible Notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the 2022 Convertible Notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify in writing all holders of record of 2022 Convertible Notes, the Trustee and the paying agent of such election prior to the fifth business day of such 180-day period. Upon our failure to timely give such notice, the 2022 Convertible Notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the 2022 Convertible Notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding 2022 Convertible Notes may waive all past defaults, except with respect to nonpayment of principal or interest, with respect to the failure to deliver the consideration due upon conversion or with respect to a covenant that cannot be modified or amended without the consent of each holder.

Each holder will have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its 2022 Convertible Notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates will not be impaired or affected without the consent of such holder.

Subject to the provisions of the 2022 Convertible Notes Indenture relating to the duties of the Trustee, if an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the 2022 Convertible Notes Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense (including fees and expenses of its counsel). Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the 2022 Convertible Notes Indenture or the 2022 Convertible Notes unless:

(1)	such holder has previously given the Trustee written notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding 2022 Convertible Notes have requested the Trustee in writing to institute proceedings to remedy such event of default;

(3)	such holders have offered to the Trustee indemnity, security, or both, reasonably satisfactory to the Trustee, against the costs, expenses and liabilities to be incurred in compliance with such request;

(4)	the Trustee for 60 days after its receipt of such notice, request and offer of indemnity and/or security has failed to institute any such proceeding; and

(5)	the holders of a majority in principal amount of the outstanding 2022 Convertible Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request during that 60-day period.

Subject to certain restrictions and the Trustee’s right to demand security or indemnity satisfactory to it in accordance with the indenture, the holders of a majority in principal amount of the outstanding 2022 Convertible Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.

The 2022 Convertible Notes Indenture provides that in the event an event of default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs under the circumstances. The Trustee, however, may refuse to follow any direction that conflicts with law or the 2022 Convertible Notes Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The 2022 Convertible Notes Indenture provides that if a default occurs and is continuing and is known to the Trustee, the Trustee must deliver to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any 2022 Convertible Note or a default in the payment or delivery of the consideration due upon conversion, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the holders.

The Trustee shall not be charged with knowledge of any fact, notice of default or event of default with respect to the 2022 Convertible Notes unless either (i) a responsible officer of the Trustee shall have actual knowledge of such default or event of default or (ii) written notice of such fact, default or event or default shall have been given by us or by the holders of at least 25% of the aggregate principal amount of the 2022 Convertible Notes and received by a responsible officer of the Trustee and references the 2022 Convertible Notes Indenture and the 2022 Convertible Notes.

Merger or Consolidation

The 2022 Convertible Notes Indenture provides that we will not consolidate with or merge with or into, or sell, convey, or transfer all or substantially all of our properties and assets to, another person, unless all the following conditions are met:

•	where we merge out of existence or convey or transfer our assets substantially as an entirety, the resulting entity must agree to be legally responsible for our obligations under the 2022 Convertible Notes;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. For purposes of this no-default test, a default would include an event of default that has occurred and has not been cured, as described under “Events of Default” below. A default for this purpose would also include any event that would be an event of default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded; and

•	we must deliver certain certificates and documents to the Trustee.

Upon any such consolidation, merger or sale, conveyance, or transfer, the resulting, surviving or transferee person (if not us) will succeed to us, and may exercise every right and power of, ours under the 2022 Convertible Note Indenture, and we will be discharged from our obligations under the 2022 Convertible Notes and the 2022 Convertible Note Indenture.

Although these types of transactions are permitted under the 2022 Convertible Note Indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the 2022 Convertible Notes of such holder as described above.

An assumption by any person of obligations under the 2022 Convertible Notes and the 2022 Convertible Notes Indenture might be deemed for U.S. federal income tax purposes to be an exchange of the 2022 Convertible Notes for new 2022 Convertible Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Modification and Amendment

Subject to certain exceptions, the 2022 Convertible Notes Indenture or the 2022 Convertible Notes may be amended with the consent of the holders of at least a majority in principal amount of the 2022 Convertible Notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, 2022 Convertible Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the 2022 Convertible Notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, 2022 Convertible Notes). However, without the consent of each holder of an outstanding 2022 Convertible Note affected, no amendment may, among other things:

(1)	reduce the amount of 2022 Convertible Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	make any change that adversely affects the conversion rights of any 2022 Convertible Notes;

(5)	reduce the fundamental change repurchase price of any 2022 Convertible Note or amend or modify in any manner adverse to the holders of 2022 Convertible Notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any 2022 Convertible Note payable in money other than that stated in the note;

(7)	impair the right of any holder to receive payment of principal and interest on such holder’s 2022 Convertible Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s 2022 Convertible Notes; or

(8)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions, except to increase any such percentage or to provide that other provisions of the 2022 Convertible Notes Indenture cannot be modified or waived without the consent of the holder of each outstanding 2022 Convertible Note affected thereby.

Without the consent of any holder, we and the Trustee may amend the 2022 Convertible Notes Indenture without notice to:

(1)	cure or supplement any ambiguity, omission, defect or inconsistency in a manner that does not adversely affect the interests of any holder of the 2022 Convertible Notes in any material respect;

(2)	provide for the assumption by a successor entity of our obligations under the 2022 Convertible Note Indenture;

(3)	secure the 2022 Convertible Notes;

(4)	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(5)	make any change that does not adversely affect the interests of any holder of 2022 Convertible Notes in any material respect;

(6)	conform the provisions of the 2022 Convertible Notes Indenture to the “Description of 2022 Convertible Notes” section in the prospectus supplement related thereto as determined in good faith by us;

(7)	comply with any requirement of the SEC in connection with the qualification of the 2022 Convertible Notes Indenture under the Trust Indenture Act;

(8)	reflect the replacement of our common stock by reference property as described under “— Recapitalizations, Reclassifications and Changes of Our Common Stock”; or

(9)	evidence and provide for the appointment under the 2022 Convertible Notes Indenture of a successor Trustee.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the 2022 Convertible Notes Indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the 2022 Convertible Notes Indenture by delivering to the securities registrar for cancellation all outstanding 2022 Convertible Notes or by depositing with the Trustee or delivering to the holders, as applicable, after the 2022 Convertible Notes have become due and payable, whether at maturity, any fundamental change repurchase date, upon conversion or otherwise, shares of common stock (and cash in lieu of fractional shares) solely to satisfy outstanding conversions, as applicable, and cash sufficient to pay all of the outstanding 2022 Convertible Notes and all other sums payable under the 2022 Convertible Notes Indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of 2022 Convertible Notes

We are responsible for making all calculations called for under the 2022 Convertible Notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the 2022 Convertible Notes and the conversion rate of the 2022 Convertible Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of 2022 Convertible Notes. We will provide a schedule of our calculations to each of the Trustee and the conversion agent, and each of the Trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The Trustee will forward our calculations to any holder of 2022 Convertible Notes upon the request of that holder.

Reports

The 2022 Convertible Notes Indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the Trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of its covenants under the 2022 Convertible Notes Indenture (as to which the Trustee is entitled to rely exclusively on officers’ certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or website under the indenture, or participate in any conference calls. Delivery of reports to the Trustee shall not constitute knowledge of, or notice to, the Trustee of the information contained therein.

1940 Act — Section 18(a)(1)(A) as Modified by Section 61(a)(1)

We agree that for the period of time during which 2022 Convertible Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a)(1) of the 1940 Act or any successor provisions thereto of the 1940Act, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect to any exemptive relief that may be granted to us by the SEC.

Trustee

U.S. Bank National Association is the Trustee, security registrar, paying agent and conversion agent. U.S. Bank National Association, in each of its capacities, including without limitation as Trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information, or for any information provided to it by us, including but not limited to last reported sale prices of our stock, settlement amounts and any other information.

We may maintain banking relationships in the ordinary course of business with the Trustee and its affiliates.

Governing Law

The 2022 Convertible Notes Indenture provides that it and the 2022 Convertible Notes will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Settlement and Clearance

Global Notes

The 2022 Convertible Notes were initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes was deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note are limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. Under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC credited portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•	ownership of beneficial interests in a global note are shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for 2022 Convertible Notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the 2022 Convertible Notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have 2022 Convertible Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated 2022 Convertible Notes; and

•	will not be considered the owners or holders of the 2022 Convertible Notes under the 2022 Convertible Notes Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the 2022 Convertible Note Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of 2022 Convertible Notes under the 2022 Convertible Notes Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest and of amounts due upon conversion with respect to the 2022 Convertible Notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

2022 Convertible Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related 2022 Convertible Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the 2022 Convertible Notes has occurred and is continuing and such beneficial owner requests that its 2022 Convertible Notes be issued in physical, certificated form.